Exhibit 99/A

ESCROW AGREEMENT

THIS AGREEMENT made and entered into this 11th day of August, 2011, by and between Charlotte Capital Corp. (“registrant”)and Nicole Anderson, both of whose,  whose address is 81 Dow Jones St. Ste 8, Henderson, NV 89074 ( together the “Client”);, and Underhill Securities Corp., as escrow agent (“Escrow Agent”).

WIT N E S SE T H:

WHEREAS, the Client has established an escrow account in which up to $900,000 (the “Funds”) may be deposited, Underhill Securities Corp agrees to serve as Escrow Agent, in accordance with the terms and conditions set forth herein.

WHEREAS, the Client and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows:

1.

Establishment of Escrow Account.

The parties have established an escrow account with the Escrow Agent. Anderson shall sell her shares only at the price of $0.10 per share and only after  Charlotte Capital Corp., Inc. has sold at least the minimum number of shares in its offering.

2.

Appointment of Escrow Agent; Deposits of Cash.

(a)   The Client herby appoints the Escrow Agent as its agent and custodian to hold and disburse the Consideration deposited with the Escrow Agent pursuant to the terms of this Escrow Agreement in accordance with the terms hereof.

(b)  Following the execution of this Escrow Agreement, the Client will cause to be delivered to the Escrow Agent from time to time any and all Consideration received from the Investors upon the execution  and delivery of the Subscription Agreement (the “Escrow Funds”).

3.

Deposit into the Escrow Account.

DEPOSIT OF OFFERING PROCEEDS AND SECURITIES

Rule 419 of the Securities Exchange Act of 1933 requires that the net offering proceeds, and all securities to be issued (and those sold by a selling shareholder upon their sale) be promptly deposited by the Company into an escrow or trust account (the "Deposited Funds" and "Deposited Securities," respectively) governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released by the Escrow Agent to the Company and to investors, respectively, only after the Company has met the following three conditions: First, the Company must execute an agreement for an acquisition(s) valued at at least 80% of the offering amount; second, the Company must successfully complete a reconfirmation offering which is reconfirmed by at least 80% of the shares sold in the offering; and third, the acquisition(s) meeting the above criteria must be consummated.

Deposit and investment of offering proceeds.

i.

All offering proceeds shall be deposited promptly into the escrow or trust account.

ii.

Deposited proceeds shall be in the form of checks, drafts, or money orders payable to the order of the escrow agent or trustee.

iii.

Deposited proceeds and interest or dividends thereon, if any, shall be held for the sole benefit of the purchasers of the securities.

iv.

Deposited proceeds shall be invested at the discretion of the Escrow Agent in one of the following:

A.

An obligation that constitutes a "deposit," as that term is defined in section 3(1) of the Federal Deposit Insurance Act;

B.

Securities of any open-end investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund meeting the conditions of paragraphs (c)(2), (c)(3), and (c)(4) of Rule 2a-7 under the Investment Company Act; or

C.

Securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

v.

Interest or dividends earned on the funds, if any, shall be held in the escrow or trust account until the funds are released in accordance with the provisions of this section. If funds held in the escrow or trust account are released to a purchaser of the securities, the purchasers shall receive interest or dividends earned, if any, on such funds up to the date of release. If funds held in the escrow or trust account are released to the registrant, interest or dividends earned on such funds up to the date of release may be released to the registrants.

vi.

The registrant may receive up to 10 percent of the proceeds remaining after payment of allowances permitted by Rule 419(b)(2)(vi) of the Securities Act of 1933 exclusive of interest or dividends, only after such time as the offering has been fully completed and escrow agent then receives a written request of the registrant.

vii.

This escrow will termination upon the happening of one of the following: 1) the failure to reach the minimum (250,000 shares) offering amount within 180 days of the effectiveness of the offering, 2) confirmation by Charlotte Capital Corp’s legal counsel that a reconfirmation offering has been completed and an acquisition consummated or 3) failure to complete the reconfirmation offering within 18 months of the date of effectiveness. In the event of termination, funds and securities shall be delivered as described herein.

Deposit of securities.

i.

All securities issued in connection with the offering when sold, whether or not for cash consideration, and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends, or similar rights, shall be deposited by the Company directly into the escrow or trust account promptly upon issuance. The identity of the purchaser of the securities shall be included on the stock certificates or other documents evidencing such securities. See also Rule 15g-8 of the Exchange Act regarding restrictions on sales of, or offers to sell, securities deposited in the escrow or trust account.

All shares sold by Nicole Anderson when sold, whether or not for cash consideration, and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends, or similar rights, shall be deposited by the Company directly into the escrow or trust account promptly upon sale